ASSET PURCHASE AGREEMENT

among

APPLIED UV, INC.,
STERILUMEN, INC.

and

OLD SAM PARTNERS, LLC

dated as of
October 13, 2021

TABLE OF CONTENTS

Article I DEFINITIONS Article I DEFINITIONS	1
Article II PURCHASE AND SALE	9
2.1 Purchase and Sale of Assets	9
2.2 Liabilities	11
2.3 Purchase Price; Purchase Price Adjustments; Incentive Payment	11
(a) Purchase Price	11
(b) Purchase Price Adjustment	12
(c) Vesting of Earn-Out Shares	12
2.4 Allocation of Purchase Price	12
Article III CLOSING	13
3.1 Closing	13
3.2 Closing Deliverables	13
3.3 Lease	14
Article IV REPRESENTATIONS AND WARRANTIES OF SELLER	15
4.1 Organization and Qualification of Seller	15
4.2 Authority of Seller	15
4.3 No Conflicts; Consents	16
4.4 Financial Statements	16
4.5 Bankruptcy	16
4.6 Undisclosed Liabilities	17
4.7 Absence of Certain Changes, Events and Conditions	17
4.8 Assigned Contracts	17
4.9 Title to Acquired Assets	18
4.10 Condition of Inventory	18
4.11 Intellectual Property	18
4.12 Insurance	19
4.13 Business Relationships	20
4.14 Absence of Certain Business Practices	20
4.15 Legal Proceedings; Governmental Orders	20
4.16 Compliance with Laws; Permits	21
4.17 Employee Benefit Matters	21
4.18 Employment Matters	21
4.19 Environmental Matters	22
4.20 No Commissions	22
4.21 Taxes	22
4.22 FDA Compliance	22
4.23 Accounts Receivable	24
Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER	24
5.1 Organization of Purchaser	24
5.2 Authority of Parent and Purchaser	24
5.3 No Conflicts; Consents	25
5.4 Legal Proceedings	25
5.5 No Commissions	25
5.6 Solvency	25
5.7 Access and Investigation; No Other Representations and Warranties	25
5.8 Parent SEC Documents; Financial Statements	26
Article VI COVENANTS	26
6.1 Employment and Independent Contractor Agreements	26
6.2 Non-Compete	27
6.3 Financing	27
6.4 Approvals and Consents	27
6.5 Books and Records	27
6.6 Public Announcements	28
6.7 Receivables	28
6.8 Transfer Taxes	28
6.9 Rule 144	28
6.10 Redemption	29
(a) Redemption Request	29
(b) Redemption Date	29
(c) Certificates	29
(d) Interest	29
(e) Rights Subsequent to Redemption	30
6.11 Delivery of Financial Statements	30
6.12 Further Assurances	30
Article VII INDEMNIFICATION	30
7.1 Survival	30
7.2 Indemnification by Seller	31
7.3 Purchaser Indemnification	31
7.4 Certain Limitations	32
7.5 Indemnification Procedures	33
(a) Third-Party Claims	33
(b) Settlement of Third-Party Claims	34
(c) Direct Claims	34
7.6 Payments	34
7.7 Tax Treatment of Indemnification Payments	35
7.8 Exclusive Remedies	35
Article VIII MISCELLANEOUS	35
8.1 Expenses	35
8.2 Notices	35
8.3 Headings	36
8.4 Severability	36
8.5 Entire Agreement	36
8.6 Successors and Assigns	36
8.7 No Third-party Beneficiaries	36
8.8 Amendment and Modification; Waiver	37
8.9 Governing Law; Jurisdiction and Venue	37
8.10 Counterparts	37
8.11 Disclosure Schedules	37
8.12 Non-Recourse

EXHIBITS

EXHIBIT A	—	LIST OF ACQUIRED ASSETS
EXHIBIT B	—	ALLOCATION SCHEDULE
EXHIBIT C	—	FORM OF BILL OF SALE
EXHIBIT D	—	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT E	—	FORM OF LEONAGGEO EMPLOYMENT AGREEMENT
EXHIBIT F	—	FORM OF OCHOCKI INDEPENDENT CONTRACTOR AGREEMENT
EXHIBIT G	—	FORM OF NOBLES INDEPENDENT CONTRACTOR AGREEMENT
EXHIBIT H	—	FORM OF NISBERG INDEPENDENT CONTRACTOR AGREEMENT
EXHIBIT I	—	ASSIGNED CONTRACTS
EXHIBIT J	—	SELLER DESIGNEES

1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of October 13, 2021 (the “Effective Date”), among STERILUMEN, INC., a New York corporation (the “Purchaser”), APPLIED UV, INC., a Delaware corporation and parent of the Purchaser (the “Parent”), on the one hand, and OLD SAM PARTNERS, LLC, formerly known as Scientific Air Management LLC, a Florida limited liability company (the “Seller”), on the other. The Purchaser, the Parent, and the Seller may each be individually referred to as a “Party,” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase and assume from the Seller, substantially all of the assets of the Seller, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Any capitalized terms not defined in this Article I have the meanings given to them in the respective section contained in this Agreement in which the first appear. The following terms have the meanings specified or referred to in this Article I:

“2021 Claw Back Amount” means (x) $0, if the Final 2021 EBITDA is equal to or greater than $3,125,000 and (y) the dollar amount equal to the product of (x) the percentage by which (to the dollar) the Final 2021 EBITDA is less than $3,125,000 multiplied by (y) $2,000,000.

“2021 Claw Back Amount Shortfall” has the meaning set forth in Section 2.3(b)(iii).

“2021 Claw Back Percentage” means if there is a 2021 Claw Back Amount Shortfall, the percentage by which $3,125,000 minus the 2021 Claw Back Amount Shortfall is less than $3,125,000.

“2022 Claw Back Percentage” means (x) 0%, if the Final 2022 EBITDA is equal to or greater than $8,500,000 or if the Final 2022 EBITDA is less than $8,500,000 (y) the percentage by which the Final 2022 EBITDA is less than $8,500,000.

“Accounts Receivables” has the meaning set forth in Section 4.23.

“Acquired Assets” has the meaning set forth in Section 2.1(l).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of

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any nature, whether civil, criminal, administrative, regulatory, or otherwise, and whether at law or in equity.

“Active Partners” shall have the meaning set forth in Section 6.1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Value” means $10.00 per share (as the same shall be appropriately adjusted to reflect any stock split, stock dividend, subdivision, combination, merger, consolidation, reorganization, recapitalization, exchange, reclassification or other change in the Purchaser Common Stock which may occur after the Closing Date).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Annual Financial Statements” has the meaning set forth in Section 4.4.

“Assigned Contracts” means the Contracts listed on Exhibit I.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Audited Financial Statements” means the audited balance sheet, income statement and cash flow statement of the Seller for the fiscal years ended December 31, 2020 and 2019.

“Basket Amount” has the meaning set forth in Section 7.2(b).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.1(k).

“Business” means the development, marketing, and manufacture (partially through third parties) of proprietary and patented air purification technology initially developed by the Seller or one or more of the Active Partners that disinfects air through the destruction of airborne pathogens.

“Business Day” means any day except Saturday, Sunday, or any other day on which the Federal Reserve Bank of New York is closed for business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

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“Closing Date Payment” has the meaning set forth in Section 2.3(a).

“Closing Payment Shares” has the meaning set forth in Section 2.3(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other legally binding agreements, commitments, and arrangements, whether written or oral.

“Counterparty” has the meaning set forth in Section 4.13(a)(i).

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Earn-Out Shares” has the meaning set forth in Section 2.3(a).

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Program” has the meaning set forth in Section 4.17.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Laws” means any Law (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant, and animal life or Losses for injury or loss of natural resources, (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or disposal of regulated substances, or (z) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any regulated substance, in each case as amended and as now or hereafter in effect.

“Exchange Act” has the meaning set forth in Section 5.8.

“Excluded Assets” means the following assets owned by the Seller immediately prior to the Closing:

(a) cash and cash equivalents, bank accounts, and securities as of the Closing Date;

(b) the Seller’s seals, organizational documents, minute books, stock books, tax returns, or other records having to do with the organization of the Seller; provided that the Purchaser shall be entitled to a copy of all such documents upon request; and

(c) the rights of the Seller under the Transaction Documents.

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“FDA” has the meaning set forth in Section 4.22(a).

“FDCA” has the meaning set forth in Section 4.22(i).

“Final 2021 EBITDA” shall mean with respect to the Business, as operated by the Seller and the Purchaser (or any successor thereto), its net income plus interest expense, taxes, depreciation, and amortization, in each case, for the year ended December 31, 2021, each component of which is determined in accordance with GAAP and verified by the Purchaser’s (or its successor’s) independent accounting firm.

“Final 2022 EBITDA” shall mean with respect to the Business, as operated by the Purchaser (or any successor thereto), its net income plus interest expense, taxes, depreciation, and amortization, in each case, for the year ended December 31, 2022, each component of which is determined in accordance with GAAP and verified by the Purchaser’s (or its successor’s) independent accounting firm.

“Financial Statements” has the meaning set forth in Section 4.4.

“Fiscal Year” means the fiscal year of the Seller from January 1 to December 31.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article III or Article IV, made by such party, (a) with respect to the Seller, to the Seller’s Knowledge or (b) with respect to the Purchaser, to the Purchaser’s Knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Free Trading Date” means the sixth (6th) month anniversary of the Closing Date.

“Free Trading Date Value” means the average of the VWAPs for the 20 Trading Days immediately prior to the Free Trading Date.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

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“Insurance Policies” has the meaning set forth in Section 4.12.

“Intellectual Property” means with respect to the Business, all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable, or unpatentable and whether or not reduced to practice), including research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances, and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names, and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations, and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including the rights of attribution, assignation, and integrity; (iv) trade secrets, confidential and/or proprietary information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals) (collectively “Trade Secrets”); (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables, and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information, and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions, and renewals or extensions of the foregoing; (viii) internet domain names; (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation, or other violation of any of the foregoing, including rights to recover for past, present, and future violations thereof.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, equitable doctrine, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means that certain Lease Agreement dated as of August 31, 2016, between Scientific Air Management, LLC and SRA/Copans Commerce Depot, Limited Partnership, as amended on August 7, 2019 and May 14, 2020, relating to the real property located at 1301 W. Copans Road, #C-6, Pompano Beach, Florida 33060.

“Leonaggeo” means Dana Leonaggeo, an individual.

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“Leonaggeo Employment Agreement” shall have the meaning set forth in Section 6.1.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, incidental, or punitive damages, except in the case of Fraud.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business, or (b) the value of the Acquired Assets; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any matter of which the Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof; (viii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Maximum Permitted Rate” has the meaning set forth in Section 6.10(d).

“Nisberg” means Jay N. Nisberg, an individual.

“Nisberg Independent Contractor Agreement” shall have the meaning set forth in Section 6.1.

“Nobles” means Randolph Nobles, an individual.

“Nobles Independent Contractor Agreement” shall have the meaning set forth in Section 6.1.

“Ochocki” means John R. Ochocki, an individual.

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“Ochocki Independent Contractor Agreement” shall have the meaning set forth in Section 6.1.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Couse of Business only if that action: (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the Board of Directors, Board of Managers, members, or stockholders (in their capacity as such) of such Person and does not require any other separate or special authorization of any nature other than routine management authorization.

“Parent” has the meaning set forth in the Preamble.

“Parent Financial Statements” has the meaning set forth in Section 5.8.

“Parent SEC Documents” has the meaning set forth in Section 5.8.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrance” shall have the meaning set forth in Section 4.9.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Common Stock” means common stock of the Parent, par value $0.0001.

“Purchaser Indemnitees” has the meaning set forth in Section 7.2.

“Purchaser’s Officer’s Certificate” means an officer’s certificate of the Purchaser or the Parent, dated as of the Closing Date, confirming the accuracy of the Purchaser’s and the Parent’s representations, warranties, and covenants as of the Closing Date.

“Purchaser’s Secretary’s Certificate” means a certificate of the Secretary of the Purchaser or the Parent, dated the Closing Date, certifying that attached thereto are true and complete copies of (i) all formation documents of the Purchaser and the Parent, (ii) all resolutions adopted by the directors of the Purchaser and the Parent authorizing the execution, delivery, and performance of

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this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) an incumbency certificate certifying the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents.

“Redeeming Holder” has the meaning set forth in Section 6.10(a).

“Redemption Date” has the meaning set forth in Section 6.10(b).

“Redemption Price” means a per share value equal to the quotient obtained by dividing (x) the sum of the VWAPs for the Purchaser Common Stock during the 10 Trading Day period commencing on the 11th Trading Day prior to the earlier of (a) the date that the Purchaser delivers the Rule 144 Notice and (b) five (5) Trading Days following public announcement of the occurrence or impending occurrence of a Rule 144 Event by (y) 10.

“Redemption Request” has the meaning set forth in Section 6.10(a).

“Redemption Shares” has the meaning set forth in Section 6.10(a).

“Remaining Earn-Out Shares” has the meaning set forth in Section 2.3(c).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Reviewed Interim Financial Statements” has the meaning set forth in Section 6.11.

“Rule 144 Event” means (x) the Purchaser’s termination of the registration of the Purchaser Common Stock under the Exchange Act or the Purchaser’s status as an issuer required to file reports under the Exchange Act or (y) the Purchaser’s failure to maintain available adequate current public information with respect to the Purchaser, as required by Rule 144 promulgated under the Securities Act, from the Vesting Date through May 30, 2023.

“Rule 144 Notice” has the meaning set forth in Section 6.9.

“Rule 144 Opinion” means an opinion letter prepared by legal counsel of the Purchaser, which is acceptable to the Parent’s transfer agent, stating that the subject securities of the Purchaser may be resold by the Seller or its Affiliates without registration in reliance of Rule 144 promulgated under Securities Act.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.8.

“SEC” has the meaning set forth in Section 5.8.

“Securities Act” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

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“Seller’s Officer’s Certificate” means an officer’s certificate of the Seller, dated as of the Closing Date, confirming the accuracy of the Seller’s representations, warranties, and covenants as of the Closing Date.

“Seller’s Secretary’s Certificate” means a certificate of the Secretary of the Seller certifying that attached thereto are true and complete copies of (i) all formation documents of the Seller, including its operating agreement, (ii) all resolutions adopted by the managers of the Seller authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) an incumbency certificate certifying the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents.

“Settlement Statement” has the meaning set forth in Section 3.2(a)(xii).

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means (1) if the Purchaser Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; (2) if the Purchaser Common Stock is quoted on any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; or (3) if the Purchaser Common Stock is not listed or admitted for trading on any national securities exchange or quoted on any other system of automated dissemination of quotation of securities prices, days on which the Purchaser Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Purchaser Common Stock are available.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments, and documents required to be delivered at the Closing.

“Vesting Date” means March 31, 2023, unless the Parent files for an extension in filing its Annual Report on Form 10-K for the year ending December 31, 2022, in which case the Vesting

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Date shall be the earlier of (x) the date on which the Parent files its Annual Report on Form 10-K for the year ending December 31, 2022 with the SEC and (y) April 15, 2023.

“Vesting Date Value” means the average of the VWAPs for the 20 Trading Days immediately prior to the Vesting Date.

“VWAP” on a Trading Day means the volume weighted average price for the Purchaser Common Stock for such Trading Day as reported by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation.

“Wire Transfer Instructions” has the meaning set forth in Section 3.2(a)(viii).

Article II
PURCHASE AND SALE

2.1  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase the Acquired Assets from the Seller, free and clear of any Encumbrances other than Permitted Encumbrances. The purchase of the Acquired Assets shall include all of the Seller’s right, title, and interest in, to, and under all of the assets, properties, and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, which relate to, or are used or held for use in connection with the Business, including all of the following:

(a)  prepaid expenses, un-deposited funds, credits, advance payments, claims, security, refunds, security deposits, rights of recovery, rights of set-off, rights of recoupment, deposits paid by the Seller, charges, sums, and fees;

(b)  fixed and current assets including all Ordinary Course of Business tangible assets, including Accounts Receivable, inventory (including work in progress, supplies and parts), office equipment and furniture, point of sale equipment software, all files, records, displays, and fixtures, and other tangible personal property owned by the Seller;

(c)  the Seller’s permits, licenses, Intellectual Property, the names “Scientific Air Management, LLC,” “S200,” “S400,” “S1000,” and any other websites associated with the Business and all variations thereof, social media accounts, trade agreements, vendor agreements, all phone and fax numbers, e-mail addresses, domain names, and other assets and information deemed necessary by the Purchaser;

(d)  the Seller’s rights under all contracts pertaining to the Business, including such matters as purchase orders, sales contracts, equipment leases, real property leases, and licenses, unless such contracts may be terminated without penalty or recourse prior to closing in which case the Purchaser may determine whether to acquire such contracts;

(e)  the Assigned Contracts;

(f)  supplier and customer relationships in existence on the Closing Date;

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(g)  marketing materials related to the Business;

(h)  all rights to any Actions of any nature available to or being pursued by the Seller to the extent related to the Business or the Acquired Assets, whether arising by way of counterclaim or otherwise;

(i)  all of the Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Acquired Assets;

(j)  all insurance benefits, for policies held by the Seller, including rights and proceeds, arising from or relating to the Business or the Acquired Assets;

(k)  originals, or where not available, copies, of all files, books, and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, computer databases and software, customer lists, email addresses, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material, and research and files relating to the Intellectual Property, other than payroll and personnel records; provided that the Purchaser shall be entitled to a copy of such records (“Books and Records”); and

(l)  all other assets owned by the Seller (all of the Seller’s assets set forth in clauses (a) through (k) in this Section 2.1 and more specifically described in Exhibit A shall be referred to herein as “Acquired Assets”; provided, however, Acquired Assets shall not include Excluded Assets).

2.2  Liabilities. The Purchaser shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities or obligations of the Seller or any of its Affiliates of any kind or nature whatsoever other than the following (the “Assumed Liabilities”):

(a)  the Liabilities of the Seller set forth in the Assigned Contracts;

(b)  all Liabilities of the Purchaser relating to employee benefits, compensation, or other arrangements with respect to any transferred employee arising on or after the Closing;

(c)  all Liabilities for (i) taxes relating to the Business, the Acquired Assets, or the Assumed Liabilities for any taxable period ending after the Closing Date, and (ii) taxes for which the Purchaser or the Parent is liable pursuant to this Agreement; and

(d)  all other Liabilities arising out of or relating to the Purchaser’s ownership or operation of the Business and the Acquired Assets that are incurred on or after the Closing;

provided, however, that the Assumed Liabilities shall not include any other Liabilities, including trade payables or accrued expenses as of the Closing Date, which shall remain Liabilities of the Seller.

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2.3  Purchase Price; Purchase Price Adjustments; Incentive Payment.

(a)  Purchase Price. Subject to Section 2.3(b), the purchase price (collectively, the “Purchase Price”) for the Acquired Assets shall be paid as follows: (A) $9,500,000 will be paid to the Seller in cash on the Closing Date (the “Closing Date Payment”); (B) 200,000 shares of Purchaser Common Stock will be issued to the Seller as soon as practicable following the Closing Date (the “Closing Payment Shares”); and (C) an additional 200,000 shares of Purchaser Common Stock will be issued to the Seller as soon as practicable following the Closing Date (the “Earn-Out Shares”). The Closing Payment Shares shall be earned as of the Closing Date and shall be fully vested when issued. The Earn-Out Shares shall not be earned or vested upon issuance and shall be earned and vest on the Vesting Date if not previously cancelled in accordance with the terms of this Agreement. The Purchaser shall pay the Closing Date Payment by wire transfer of immediately available funds to the Seller’s account set forth in the Wire Transfer Instructions. No fractional shares shall be issued in respect of the Closing Payment Shares or the Earn-Out Shares. If the number of shares of Purchaser Common Stock issuable in connection therewith includes a fraction, such fractional share shall be rounded up to the nearest whole share.

(b)  Purchase Price Adjustment.

(i)  The Closing Date Payment shall be (x) decreased by an amount equal to the aggregate amount of any prepayments actually received by the Seller prior to the Closing for customer orders that will have to be fulfilled by the Purchaser following the Closing, and (y) increased by an amount equal to the aggregate amount of any prepaid expenses of the Seller related to the Business existing on the Closing Date.

(ii)  If the Free Trading Date Value is less than the Agreed Value, then within five (5) Trading Days after the Free Trading Date, the Purchaser shall pay the Seller an amount in cash equal to the product of (i) the difference between the Agreed Value and the Free Trading Date Value, multiplied by (ii) the number of shares comprising the Closing Payment Shares still owned by the Seller and its Affiliates.

(iii)  If the Final 2021 EBITDA is less than $3,125,000, then on the Vesting Date, any amount payable to the Seller pursuant to Section 2.3(c) shall be reduced by the 2021 Claw Back Amount (but not an amount less than zero). If the amount payable to the Seller pursuant to Section 2.3(c) is less than the 2021 Claw Back Amount (such difference being the “2021 Claw Back Amount Shortfall”), then a number of Earn-Out Shares equal to the product of (A) the 2021 Claw Back Percentage and (B) the number of Earn-Out Shares owned by the Seller and its Affiliates (prior to application of clause (iv) below) shall be cancelled as of the Vesting Date and returned to the Purchaser.

(iv)  If the Final 2022 EBITDA is less than $8,500,000, then a number of Earn-Out Shares that equals the product of (A) the 2022 Claw Back Percentage and (B) the number of Earn-Out Shares owned by the Seller and its Affiliates (after application of clause (iii) above) shall be cancelled as of the Vesting Date and returned to the Purchaser. At least two Business Days prior to the Vesting Date, the Purchaser shall provide the Seller with the calculations verified by its independent accounting firm of the Final 2022 EBITDA and the 2022 Claw Back Percentage, which verified calculations shall be final and not subject to dispute by the Seller.

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(c)  Vesting of Earn-Out Shares. Any Earn-Out Shares that have not been cancelled pursuant to Sections 2.3(b)(iii), 2.3(b)(iv), 4.23 or 7.4(b) on or prior to the Vesting Date (the “Remaining Earn-Out Shares”) shall automatically become vested shares owned by the Seller on the Vesting Date. However, if the Vesting Date Value is less than the Agreed Value, then within five (5) Trading Days after the Vesting Date, the Purchaser shall pay the Seller an amount in cash equal to the product of (i) the difference between the Agreed Value and the Vesting Date Value, multiplied by (ii) the number of Remaining Earn-Out Shares.

2.4  Allocation of Purchase Price. The Seller and the Purchaser agree that the Purchase Price plus other relevant items shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on Exhibit B (the “Allocation Schedule”). Any state or federal income tax resulting from sale of the Acquired Assets shall be the sole responsibility of the Seller.

Article III
CLOSING

3.1  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement and the Transaction Documents by the delivery and exchange of signature pages sent by e-mail and/or facsimile. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be effective at the time of the wire transfer of the Closing Date Payment to the Seller on the Closing Date.

3.2  Closing Deliverables.

(a)  At or before the Closing, the Seller shall deliver to the Purchaser the following:

(i)  the Bill of Sale in the form of Exhibit C hereto (the “Bill of Sale”), duly executed by the Seller;

(ii)  the Assigned Contracts duly executed by each of the parties thereto;

(iii)  the Assignment and Assumption Agreement, substantially in the form of Exhibit D (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(iv)  the Leonaggeo Employment Agreement, duly executed by Leonaggeo;

(v)  the Ochocki Independent Contractor Agreement, duly executed by Ochocki;

(vi)  the Nobles Independent Contractor Agreement, duly executed by Nobles;

(vii)  the Nisberg Independent Contractor Agreement, duly executed by Nisberg;

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(viii)  wire transfer instructions, executed by the Seller, which sets forth the wiring information necessary for wiring funds into the account of the Seller (“Wire Transfer Instructions”);

(ix)  Seller’s Secretary’s Certificate;

(x)  Seller’s Officer’s Certificate;

(xi)  certificate of good standing for the Seller from its state of formation;

(xii)  the Settlement Statement, which sets forth the amount of the Closing Date Payment as adjusted pursuant to Section 2.3(b)(i) to be made at Closing (the “Settlement Statement”), duly executed by the Seller; and

(xiii)  such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to the Purchaser, as may be required to give effect to this Agreement.

(b)  At or before the Closing, the Purchaser shall deliver to the Seller the following:

(i)  the Closing Date Payment, as adjusted pursuant to Section 2.3(b)(i), by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;

(ii)  the Bill of Sale, duly executed by the Purchaser;

(iii)  the Assignment and Assumption Agreement, duly executed by the Purchaser;

(iv)  the Leonaggeo Employment Agreement, duly executed by the Purchaser;

(v)  the Ochocki Independent Contractor Agreement, duly executed by the Purchaser;

(vi)  the Nobles Independent Contractor Agreement, duly executed by the Purchaser;

(vii)  the Nisberg Independent Contractor Agreement, duly executed by the Purchaser;

(viii)  the Settlement Statement, duly executed by the Purchaser;

(ix)  Purchaser’s Secretary’s Certificate;

(x)  Purchaser’s Officer’s Certificate; and

(xi)  certificate of good standing for the Purchaser and the Parent from their respective state of incorporation.

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(c)  Simultaneously with the Closing, the Purchaser shall deliver to the Parent’s transfer agent the appropriate instruction letter and legal opinion to cause (i) the issuance of the Closing Payment Shares in the names of the Seller’s designees and in the amounts set forth on Exhibit J and (ii) the issuance of the Earn-Out Shares in the name of the Seller.

3.3  Lease. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 3.3, to the extent that the consent, authorization, approval, or waiver of the landlord under the Lease to the sale, assignment, transfer, conveyance, or delivery, or attempted sale, assignment, transfer, conveyance, or delivery, of the Lease to the Purchaser shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance, or delivery, or an attempted sale, assignment, transfer, conveyance, or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, the Seller and the Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, to obtain such required consent, authorization, approval, or waiver, or any release, substitution, or amendment required to novate all liabilities and obligations under the Lease or to obtain in writing the unconditional release of all parties to the Lease (other than the Landlord), so that, in any case, the Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither the Seller nor the Purchaser shall be required to pay any consideration therefor; except that the Seller shall be required to pay the sum of $750.00 which is required by the Lease. Once such consent, authorization, approval, waiver, release, substitution, or amendment is obtained, the Lease, for no additional consideration, shall automatically assign, transfer, convey, and deliver to the Purchaser.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller and each Active Partner hereby represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the Closing Date.

4.1  Organization and Qualification of Seller. The Seller is a Florida limited liability company, having its principal place of business at 1301 W. Copans Road, #C-6, Pompano Beach, Florida 33060. The Seller is licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Material Adverse Effect.

4.2  Authority of Seller. The Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder, and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any other Transaction Documents to which the Seller is a party, the performance by the Seller of its obligations hereunder, and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution, and delivery by the Purchaser) this Agreement constitutes a legal, valid, and binding obligation of the Seller enforceable against the

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Seller in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, moratorium, and similar Laws affecting creditors’ remedies and rights generally (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, moratorium, and similar Laws affecting creditors’ remedies and rights generally (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3  No Conflicts; Consents. Except as set forth on Schedule 4.3, the execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the operating agreement, the articles of organization or other organizational documents of the Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller, the Business, or the Acquired Assets; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract or Permit to which the Seller is a party or by which such party or the Business is bound or to which any of the Acquired Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Acquired Assets; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices which, in the aggregate, would not have a Material Adverse Effect.

4.4  Financial Statements. Attached hereto as Schedule 4.4 are the complete copies of the unaudited financial statements of the Seller as at December 31 in each of the years 2019 and 2020 (the “Annual Financial Statements”), and unaudited interim financial statements for the six (6)-month period ending June 30, 2021 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), which in each case reflect the results of operations and financial condition of the Seller for such periods and at such dates in all material respects. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not have a Material Adverse Effect). The Financial Statements are based on the books and records of the Seller, fairly present in all material respects the financial condition and results of operations and the cash flows of the Seller and the Business as of the respective dates they were prepared and the results of the operations of the Seller and the Business for the periods indicated. No facts or circumstances exist as of the Closing Date that would cause (i) the Audited Financial Statements

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to differ in any material respect from the Annual Financial Statements or (ii) the Reviewed Interim Financial Statements to differ in any material respect from the Interim Financial Statements.

4.5  Bankruptcy. The Seller has not: (i) admitted in writing an inability to pay their respective debts, generally as they become due; (ii) filed or consented to the filing of a petition in bankruptcy or a petition to take advantage of an insolvency act; (iii) made an assignment for the benefit of their creditors; (iv) consented to the appointment of a receiver for themselves or for the whole or any substantial part of their property; (v) had a petition in bankruptcy filed against them; or (vi) been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.

4.6  Undisclosed Liabilities. Except as set forth on Schedule 4.6, the Seller has no Liabilities, other than the liabilities set forth in the Interim Financial Statements and current liabilities incurred in the Seller’s Ordinary Course of Business since the date of the Interim Financial Statements.

4.7  Absence of Certain Changes, Events and Conditions. Since the date of the Interim Financial Statements, and other than in the Ordinary Course of Business in all material respects, there has not been any:

(a)  occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, but excluding any such occurrence or development that is attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof; (vii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Seller and the Business; (viii) any natural or man-made disaster or acts of God; or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies;

(b)  incurrence, assumption, or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice;

(c)  transfer, assignment, sale, or other disposition of any of the Acquired Assets, except for the sale of any of the Acquired Assets in the Ordinary Course of Business having an aggregate value of less than $20,000;

(d)  cancellation of any debts or claims or amendment, termination, or waiver of any rights constituting Acquired Assets, except in the Ordinary Course of Business;

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(e)  capital expenditures singularly or in the aggregate in excess of $25,000;

(f)  imposition of any Encumbrance upon any of the Acquired Assets, except for Permitted Encumbrances; or

(g)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.8  Assigned Contracts. Each Assigned Contract is valid and binding on the Seller in accordance with its terms and is in full force and effect. Neither the Seller nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract, except for such breaches or defaults under an Assigned Contract that would not in the aggregate have a Material Adverse Effect. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default by the Seller under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. There are no disputes pending or, to the Seller’s Knowledge, threatened under any Assigned Contract.

4.9  Title to Acquired Assets. Except as set forth in Section 4.9 of the Disclosure Schedules, the Seller has good and valid title to all of the Acquired Assets. All such Acquired Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)  liens for Taxes not yet due and payable;

(b)  mechanics’, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the Ordinary Course of Business;

(c)  easements, rights of way, zoning ordinances, and other similar encumbrances affecting real property;

(d)  liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business as set forth in Schedule 4.9(d); and

(e)  other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

4.10  Condition of Inventory. The inventory included in the Acquired Assets is current, merchantable, saleable, and usable in the Ordinary Course of Business, consistent with past practice.

4.11  Intellectual Property.

(a)  Schedule 4.11(a) sets forth an accurate and complete list of all Intellectual Property that is material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software). Schedule 4.11(a) lists

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the jurisdictions in which each such item of the Seller’s Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. To the Seller’s Knowledge, except as would not have a Material Adverse Effect, all of the Seller’s patents are valid.

(b)  Except as would not have a Material Adverse Effect, the Seller owns or possesses adequate rights to use all Intellectual Property necessary to carry on the Business, consistent with past practice. The Seller has taken all commercially reasonable steps to maintain its ownership of and interest in its Intellectual Property.

(c)  Except as would not have a Material Adverse Effect, the Seller’s products and services, and the conduct of the Business as presently conducted does not infringe, violate, or constitute an unauthorized use or misappropriation of any intellectual property right or other similar right, or any contractual right, of any Person. Notwithstanding anything to the contrary in this Agreement, this Section 4.11(c) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation, or other violation by the Seller of any Intellectual Property of any other Person.

(d)  Except as would not have a Material Adverse Effect, each item of the Seller’s Intellectual Property that has been issued and registered in any jurisdiction by the Seller is valid and subsisting, all necessary registration, maintenance, and renewal fees currently due in connection with such registered Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Intellectual Property have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property.

(e)  Except as set forth on Schedule 4.11(e), no Person other than the Seller has any rights to any Intellectual Property owned by the Seller.

(f)  The Seller has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets.

(g)  The Seller is not, or has not been at any time, the subject of any pending or, to the Seller’s Knowledge, threatened Actions which involve a claim of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property rights of any Person, or challenge the Seller’s ownership, use, validity, or enforceability of any Intellectual Property. The Seller has not received written notice of any such threatened claim and to the Seller’s Knowledge, there are no facts or circumstances that would form the basis for any such claim. To the Seller’s Knowledge, all of the Seller’s rights in and to its Intellectual Property are valid and enforceable in all material respects.

(h)  To the Seller’s Knowledge, no Person is infringing, violating, misusing, or misappropriating any of the Seller’s Intellectual Property, and no claims of such infringements, violations, misuse, or misappropriations have been made against any Person by the Seller.

(i)  To the Seller’s Knowledge, no present or former employee or consultant of the Seller has any right, title, or interest, directly or indirectly, in whole or in part, in any

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Intellectual Property. To the Seller’s Knowledge, no employee, consultant, or independent contractor of the Seller is, as a result of or in the course of such employee, consultant, or independent contractor’s engagement by the Seller, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

4.12  Insurance. Schedule 4.12 contains a (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, and other casualty and property insurance maintained by the Seller relating to the Business or the Acquired Assets (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for the Seller since January 1, 2019. The Seller represents and acknowledges that there are no claims related to the Business or the Acquired Assets pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. The Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies are in full force and effect and enforceable in accordance with their terms.

4.13  Business Relationships.

(a)  (i) The Seller has not received an oral or written notice of termination of any written agreements from any of its current manufacturers, distributors, or customers (each a “Counterparty”), (ii) to the Seller’s Knowledge, there are no complaints, claims, or threats of any Counterparty against the Seller which could reasonably be expected to result in a reduction of the Seller’s revenue in excess of 10% or more; and (iii) outside of the Ordinary Course of Business, to the Seller’s Knowledge, there are no material service issues which may curtail the relationship of a Counterparty with the Seller.

(b)  Schedule 4.13(b) contains a complete and accurate list of all contracts of the Seller relating to the sale of the Seller’s products and/or related services.

(c)  To the Seller’s Knowledge, there is not any present condition, which would prevent the Purchaser from carrying on the Business after the Closing Date in the same manner as it is presently being carried on.

4.14  Absence of Certain Business Practices. Neither the Seller nor any Active Partner, officer, or manager, of the Seller, nor to the Seller’s Knowledge, any other Person acting on behalf of the Seller, has (i) received, directly or indirectly, any material rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any manufacturer, distributor, customer, governmental employee, or other Person with whom the Seller has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee, or other person or entity who is or may be in a position to help or hinder the Seller (or assist the Seller in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Seller to any Losses in any Action. Neither the Seller, nor, to the Seller’s Knowledge, any officer or manager thereof has used any funds for unlawful

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contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Seller’s funds or been reimbursed from the Seller’s funds for any such payment, or is aware that any other Person associated with or acting on behalf of the Seller has engaged in any such activities.

4.15  Legal Proceedings; Governmental Orders.

(a)  There are no Actions pending or, to the Seller’s Knowledge, threatened against or by the Seller or any of its Active Partners (a) relating to or affecting the Business or the Acquired Assets; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, which if determined adversely to the Seller would result in a Material Adverse Effect. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against, relating to or affecting the Seller or the Business, which would have a Material Adverse Effect.

4.16  Compliance with Laws; Permits.

(a)  Since January 1, 2019, the Seller has materially complied with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets.

(b)  All Permits required for the Seller to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets have been obtained by the Seller and are valid and in full force and effect, except where the failure to obtain such permits would not have a Material Adverse Effect. Schedule 4.16(b) contains a list of all current Permits issued to the Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets which, if not held by the Seller would result in a Material Adverse Effect. To the Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in said list.

(c)  None of the representations and warranties in this Section 4.16 shall be deemed to relate to employee benefits matters (which are governed by Section 4.17), employment matters (which are governed by Section 4.18), environmental matters (which are governed by Section 4.19) or tax matters (which are governed by Section 4.21).

4.17  Employee Benefit Matters. The Seller does not maintain or contribute to and has not maintained or contributed to, any employee benefit plan, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing, or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an “Employee Benefit Program”). The Seller has no obligations or liabilities with respect to any Employee Benefit Program. The representations and warranties set forth in

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this Section 4.17 are the Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

4.18  Employment Matters. The Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance, except where failure to be in such compliance would not have a Material Adverse Effect. There are no Actions concerning the employment practices of the Seller pending or, to the Seller’s Knowledge, threatened before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect and, to the Seller’s Knowledge, no basis for any such matter exists. The representations and warranties set forth in this Section 4.18 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

4.19  Environmental Matters. Except as would not have a Material Adverse Effect, the Seller is in material compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to the Seller in all material respects. The representations and warranties set forth in this Section 4.19 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

4.20  No Commissions. The Seller has not incurred any current or future obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

4.21  Taxes.

(a)  All Tax Returns with respect to the Seller or the Business required to be filed by the Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. All Taxes, due and owing by the Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)  The Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c)  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Seller.

(d)  All deficiencies asserted, or assessments made, for Taxes against the Seller as a result of any examinations by any Governmental Authority have been fully paid.

(e)  The representations and warranties set forth in this Section 4.21 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

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4.22  FDA Compliance.

(a)  The Seller is in material compliance with all applicable Laws and policies administered or enforced by the U.S. Food and Drug Administration (“FDA”). The Seller has operated and is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Governmental Authority. The Seller has not received notice of any pending or threatened Action from the FDA or any other applicable Governmental Authority alleging that any operation or activity of the Seller has been in violation of any applicable Law.

(b)  To the extent applicable to the Seller, the Seller is in compliance in all material respects with all reporting requirements under applicable Laws, including medical device reports (as defined by 21 C.F.R. Part 803), reports of corrections and removals (as defined by 21 C.F.R. Part 806), and the reporting and recordkeeping requirements under the Quality System Regulation of the FDA.

(c)  To the Seller’s Knowledge, the Seller does not have any material liability arising out of any injury to individuals or damage to property arising from any of the Seller’s products.

(d)  There is no Action by any Governmental Authority pending against the Seller or, to the Seller’s Knowledge, threatened against the Seller seeking the recall of any of the Seller’s products.

(e)  To the Seller’s Knowledge, there are no material adverse events associated with the use of the Seller’s products that the Seller is required to report to the FDA that have not been reported to the FDA by the Seller in accordance with applicable Law.

(f)  To the Sellers’ Knowledge, there are no set of facts: (i) which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any material product registration, product license, export license or other license, approval, or consent of any domestic or foreign Governmental Authority with respect to the Seller or any of its commercial products; or (ii) which could reasonably be expected to furnish a basis for the recall, withdrawal, or suspension of any commercial product from the market, or the termination or suspension of any clinical testing of any commercial product.

(g)  The Seller is in material compliance with all applicable Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Governmental Authority. The Seller has not made any untrue or fraudulent statements of material facts to the FDA, or in any records and documentation prepared or maintained to comply with the applicable Laws.

(h)  Neither the Seller nor any of its officers or directors has been convicted of any crime or to the Seller’s Knowledge engaged in any conduct that would reasonably be expected to result, or that resulted, in debarment, exclusion, or disqualification by the FDA, and there are no Actions pending against the Seller or, to the Seller’s Knowledge, threatened against the Seller that reasonably might be expected to result in criminal or civil liability or debarment, exclusion, or disqualification of the Seller or any of its officers or directors by the FDA. The Seller has not

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been subject to any other enforcement action involving the FDA or any other Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order, or target or no-target letter, and none of the foregoing are pending against the Seller or, to the Seller’s Knowledge, threatened in writing against the Seller. Neither the Seller nor, to the Seller’s Knowledge any of its officers, managers, or employees, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for any other Governmental Authority to invoke any similar policy, in each case against the Seller.

(i)  At the time of the Closing, to the Seller’s Knowledge, the Seller’s products are manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by or on behalf of the Seller in compliance with, to the extent necessary for the sale of such products in healthcare facilities, the Quality System Regulation of the FDA and, to the extent applicable, counterpart regulations in all other countries where compliance is applicable and in compliance with applicable requirements under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) and similar laws, rules, and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping, and filing of reports, except where the failure to be in compliance with any of the foregoing would not have a Material Adverse Effect.

(j)  The Seller or its commercial distributor are working with a qualified regulatory consultant to submit the currently applicable medical device applications and submissions, required for the manufacture and sale of the Seller’s products to be cleared by the FDA for medical purposes under Section 510(k) under the FDCA and the Seller has been informed by regulatory consultant that no submissions have yet been made but are in process.

4.23  Accounts Receivable. Schedule 4.23 sets forth all of the Seller’s accounts receivable as of the Closing Date (the “Accounts Receivable”). The Seller has no reason to believe that any of the Accounts Receivable will not be paid by the applicable obligor thereof in due course. A number of Earn-Out Shares that equals (in dollar value based upon the Agreed Value) the amount of any unpaid portion of any Accounts Receivable) that is not paid in full prior to 120 days after the Closing Date shall be cancelled and returned to the Purchaser and the Purchaser shall assign such Accounts Receivable to the Seller as of such date.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the Closing Date.

5.1  Organization of Purchaser. The Purchaser is a business corporation duly organized, validly existing, and in good standing under the Laws of the State of New York.

5.2  Authority of Parent and Purchaser. Each of the Parent and the Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which

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it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Parent or the Purchaser of this Agreement and any other Transaction Document to which it is a party, the performance by the Parent or the Purchaser of its obligations hereunder and thereunder and the consummation by the Parent or the Purchaser of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all requisite corporate action on the part of the Parent and/or the Purchaser, as applicable. This Agreement has been duly executed and delivered by the Parent and the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid, and binding obligation of the Parent and the Purchaser enforceable against the Parent and the Purchaser in accordance with its terms subject to applicable bankruptcy, fraudulent conveyance, moratorium, and similar Laws affecting creditors’ remedies and rights generally (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which the Parent or the Purchaser is or will be a party has been duly executed and delivered by the Parent or the Purchaser (assuming due authorization, execution, and delivery by each other party thereto), as applicable, such Transaction Document will constitute a legal and binding obligation of the Parent or the Purchaser, as applicable, enforceable against it in accordance with its terms, subject to applicable bankruptcy, fraudulent conveyance, moratorium, and similar Laws affecting creditors’ remedies and rights generally (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  No Conflicts; Consents. The execution, delivery, and performance by the Parent and the Purchaser of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Parent or the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or the Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which the Parent or the Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.4  Legal Proceedings. There are no Actions pending or, to the Purchaser’s or the Parent’s Knowledge, threatened against or by the Purchaser or any Affiliate of the Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.5  No Commissions. Neither the Parent nor the Purchaser has incurred any current or future obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

5.6  Solvency. Immediately after giving effect to the transactions contemplated hereby, the Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to

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carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of the Purchaser or the Seller. In connection with the transactions contemplated hereby, the Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7  Access and Investigation; No Other Representations and Warranties. The Purchaser has conducted, to its satisfaction, its own independent investigation of the Acquired Assets, the Business, Liabilities, operations, and prospects (financial or otherwise) of the Seller. The Purchaser acknowledges that neither the Seller nor any Active Partner has made or is making any representations or warranties, express or implied, regarding the Seller or any Active Partner, their respective assets, businesses, liabilities, operations, and prospects (financial or otherwise) or the subject matter of this Agreement and the Transaction Documents, except as contained in Article IV (as modified by the Disclosure Schedules to this Agreement), the Transaction Documents, and the certificates executed and delivered by the Seller and the Active Partners at Closing, all of which representations and warranties are only contractual in nature.

5.8  Parent SEC Documents; Financial Statements. Since December 31, 2019, the Parent has filed with or otherwise furnished to (as applicable) the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under Securities Act of 1933, as amended (the “Securities Act”) or Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Parent with the SEC, as have been supplemented, modified, or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified, or amended since the time of filing, as of the date of the most recent supplement, modification, or amendment, the Parent SEC Documents (i) did not at the time each such document was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Parent with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent (including, in each case, any notes thereto) included in or incorporated by reference into the Parent SEC Documents (collectively, the “Parent Financial Statements”) (x) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (y) were prepared in conformity with GAAP (as in effect in the United States on the date of such Parent Financial Statement) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that were not (or will not be) material in amount or effect) and (z) present fairly, in all material respects, the financial position of the Parent and its consolidated subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to

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therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that were not (or will not be) material in amount or effect).

Article VI
COVENANTS

6.1  Employment and Independent Contractor Agreements. Upon the Closing, (i) Leonaggeo shall be employed by the Purchaser pursuant to an employment agreement in substantially the form of Exhibit E hereto (the “Leonaggeo Employment Agreement”), (ii) Ochocki shall be engaged by the Purchaser pursuant to an independent contractor agreement in substantially the form of Exhibit F hereto (the “Ochocki Independent Contractor Agreement”), (iii) Nobles shall be engaged by the Purchaser pursuant to an independent contractor agreement in substantially the form of Exhibit G hereto (the “Nobles Independent Contractor Agreement”), and (iv) Nisberg (together with Leonaggeo, Ochocki, and Nobles, the “Active Partners”) shall be engaged by the Purchaser pursuant to an independent contractor agreement in substantially the form of Exhibit H hereto (the “Nisberg Independent Contractor Agreement”).

6.2  Non-Compete. Until the fifth (5th) anniversary of the Closing Date, the Seller and the Active Partners shall not, directly or indirectly, compete with the Purchaser by operating any business in the State of Florida that would engage in activities in a competitive capacity that compete with the Purchaser’s operation of the Business.

6.3  Financing. The Purchaser shall provide at least $1,500,000 for working capital for each of Fiscal Year 2021 and Fiscal Year 2022 to enable the growth of the Business, including hiring additional employees.

6.4  Approvals and Consents. The Seller and the Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, any third parties to whom notice to, or a consent from, is required by Law or Contract; provided, however, that the Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.5  Books and Records.

(a)  In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, the Purchaser shall:

(i)  allow the Seller to keep copies of Books and Records;

(ii)  retain the Books and Records (but only a copy of payroll and personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller; and

(iii)  upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.

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(b)  In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Seller shall:

(i)  retain any Books and Records (including personnel files) of the Seller which relate to the Business and its operations for periods prior to the Closing which have not been provided to the Purchaser; and

(ii)  upon reasonable notice, afford the Purchaser’s Representatives reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records.

(c)  Neither the Purchaser nor the Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.5 where such access would violate any Law.

6.6  Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither Party, nor any of their Affiliates, shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any announcement made in respect of this Agreement of the transactions contemplated hereby.

6.7  Receivables. From and after the Closing, if the Seller or any of its Affiliates receives or collects any funds relating to any Acquired Asset, the Seller shall remit such funds to the Purchaser within five (5) Business Days after its receipt thereof. From and after the Closing, if the Purchaser or its Affiliate receives or collects any funds relating to any Excluded Asset, the Purchaser or its Affiliate shall remit any such funds to the Seller within five (5) Business Days after its receipt thereof.

6.8  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary).

6.9  Rule 144. So long as the Seller or its Affiliates is a beneficial owner of any Closing Payment Shares or Earn-Out Shares, from and after the Free Trading Date, with respect to the Closing Payment Shares and from and after the Vesting Date, with respect to the Earn-Out Shares, upon request by the Seller, the Purchaser shall instruct its outside counsel to provide applicable Rule 144 Opinions to the Seller that are acceptable to the Parent’s transfer agent in connection with any sale of, or request to remove restrictive legends or notations from, such shares by the Seller or any of its Affiliates. The Purchaser shall pay the cost of two Rule 144 Opinions, and any other Rule 144 Opinions requested by the Seller shall be at its cost. Until the earlier of such time as the Seller or any of its Affiliates no longer own the shares comprising the Closing Payment Shares or the Earn-Out Shares and May 30, 2023, the Parent shall timely file all reports required

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to be filed with the SEC pursuant to the Exchange Act, and the Parent shall not terminate the registration of the Purchaser Common Stock under the Exchange Act and/or the Parent’s status as an issuer required to file reports under the Exchange Act. The Purchaser shall provide written notice (such notice, a “Rule 144 Notice”) to the Seller that a Rule 144 Event will occur and the date such Rule 144 Event is anticipated to occur, within two (2) Trading Days of the determination by the Purchaser’s Board of Directors (or other governing body) to effect a Rule 144 Event, or knowledge by any of the Purchaser’s executive officers that a Rule 144 Event will occur.

6.10  Redemption.

(a)  Redemption Request. In the event that the Purchaser delivers a Rule 144 Notice (or a Rule 144 Event occurs despite lack of such notice), then any of the Seller or its Affiliates holding the shares comprising the Closing Payment Shares and/or the Earn-Out Shares may, at its, his or her option, send written notice of the mandatory redemption (the “Redemption Request”) to the Purchaser, stating the number of shares comprising the Closing Payment Shares and/or the Earn-Out Shares held by the Seller or such Affiliate (the “Redeeming Holder”) that the Purchaser shall redeem on the Redemption Date (the “Redemption Shares”). The Redemption Request shall be delivered by the Redeeming Holder to the Purchaser no later than ten (10) Business Days following the later of (a) the date that the Purchaser delivers the Rule 144 Notice and (b) five (5) Trading Days following public announcement of the occurrence or impending occurrence of a Rule 144 Event.

(b)  Redemption Date. Upon the timely delivery of a Redemption Request, the Purchaser shall redeem the Redemption Shares at a price per share equal to the Redemption Price. The aggregate Redemption Price shall be paid to the Redeeming Holder on the tenth (10th) Business Day following receipt by the Purchaser of a Redemption Request; provided that, if the Redemption Shares are certificated, the payment to the applicable Redeeming Holder shall be delayed until the applicable Redeeming Holder shall have complied with Section 6.10(c) (as applicable, the “Redemption Date”). Upon receipt of a Redemption Request, the Purchaser shall apply all of its assets to any such redemption, and to no other corporate purpose (other than other Redemption Requests by other Redeeming Holders), except to the extent prohibited by Delaware law. If on any Redemption Date Delaware law prevents the Purchaser from redeeming the Redemption Shares to be redeemed, the Purchaser shall ratably redeem the maximum number of Redemption Shares from all Redeeming Holders that it may redeem consistent with such law, and shall redeem the remaining Redemption Shares as soon as it may lawfully do so under such law.

(c)  Certificates. On or before the applicable Redemption Date, each Redeeming Holder holding certificated Redemption Shares to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such Redeeming Holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Purchaser to indemnify the Purchaser against any claim that may be made against the Purchaser on account of the alleged loss, theft, or destruction of such certificate) to the Purchaser, in the manner and at the place designated by the Purchaser in writing. In the event less than all of the shares of Purchaser Common Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Purchaser Common Stock shall promptly be issued to such Redeeming Holder.

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(d)  Interest. If any shares of Redemption Shares are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences thereof, and the Purchaser shall pay interest on the aggregate Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%) (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded quarterly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Purchaser shall take all such actions as may be necessary, including, without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

(e)  Rights Subsequent to Redemption. If the Redemption Request shall have been timely given, and if on the applicable Redemption Date the aggregate Redemption Price payable upon redemption of the Redemption Shares on such Redemption Date is paid, then notwithstanding that any certificates evidencing any of such Redemption Shares redeemed shall not have been surrendered, dividends with respect to such shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Redeeming Holder(s) to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

6.11  Delivery of Financial Statements. The Seller shall use commercially reasonable efforts to deliver to the Purchaser true and complete copies of (a) the Interim Financial Statements as reviewed by Marcum LLP (the “Reviewed Interim Financial Statements”) and (b) the Audited Financial Statements together with a report and an unqualified opinion of Marcum LLP thereon, prepared in accordance with generally accepted auditing standards, within 30 days following the Closing Date; provided that under no circumstances shall the Reviewed Interim Financial Statements and the Audited Financial Statements not be delivered to the Purchaser within 60 following the Closing Date.  The Seller also shall deliver, within 30 days following the Closing Date, a reconciliation explaining in reasonable detail the differences between (A) the Annual Financial Statements and the Audited Financial Statements and (B) the Interim Financial Statements and the Reviewed Interim Financial Statements.  Further, the Seller agrees, if and as requested by the Purchaser, from time to time after the Closing Date, to assist the Purchaser, at the Purchaser’s sole expense, in obtaining the consent of Marcum LLP to include its report on the Audited Financial Statements in any and all Parent SEC Documents filed on or after the Closing Date. The Seller has been notified by the Parent that the Parent will be required to include the Reviewed Financial Statements and the Audited Financial Statements for at least 12 months after September 30, 2021 in any public offering registration statement filed by the Parent and hereby acknowledges that any breach of this Section 6.11 by the Seller will have a material and adverse effect on the Parent.

6.12  Further Assurances. Following the Closing and at the Purchaser’s sole cost and expense, the Seller shall, and shall cause its Affiliates to, execute and deliver such additional

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documents, instruments, conveyances, and assurances and take such further actions as may be reasonably requested by the Purchaser to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Article VII
INDEMNIFICATION

7.1  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and will expire on and be of no further force or effect on and after the Vesting Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2  Indemnification by Seller.

(a)  Subject to the other terms and conditions of this Article VII including Section 7.8, the Seller shall indemnify and defend each of the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)  any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)  any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Seller pursuant to this Agreement, the other Transaction Documents, or any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement;

(iii)  any Excluded Asset or any Liability of the Seller (including any Liabilities related to products sold by the Seller prior to the Closing) not expressly assumed by the Purchaser pursuant to this Agreement or any Transaction Document; or

(iv)  any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets, or obligations of the Seller or any of its Affiliates (including the Business and the Acquired Assets) conducted, existing, or arising on or prior to the Closing Date.

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(b)  From and after the Closing, the Purchaser Indemnitees will not have the right to be indemnified pursuant to the provisions contained in Section 7.2(a) unless and until the Purchaser Indemnitees (or any member thereof) have incurred on a cumulative basis aggregate Losses in an amount exceeding $25,000 (the “Basket Amount”), whereupon the Purchaser Indemnitees (or any member thereof) will be entitled to indemnification for all Losses incurred by the Purchaser Indemnitees (or any member thereof) in excess of the Basket Amount. With respect to any claim as to which the Purchaser Indemnitees may be entitled to indemnification under Section 7.2(a), the Seller shall not be liable for any individual or series of related Losses which do not exceed $1,000 (which Losses shall not be counted toward the Basket Amount).

7.3  Purchaser Indemnification. Subject to the other terms and conditions of this Article VII, including Section 7.8, the Parent and the Purchaser shall indemnify and defend each of the Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Parent or the Purchaser pursuant to this Agreement, the other Transaction Documents, or any certificate or instrument delivered by or on behalf of the Parent or the Purchaser pursuant to this Agreement;

(c)  any Liability of the Seller expressly assumed by the Purchaser pursuant to this Agreement or any Transaction Document; or

(d)  any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets, or obligations of the Purchaser or any of its Affiliates (including the Business and the Acquired Assets) after the Closing Date.

7.4  Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)  The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed $2,000,000.

(b)  Any payment made by the Seller to the Purchaser Indemnitees pursuant to Section 7.2(a) shall be paid exclusively by the cancellation of a number of Earn-Out Shares that

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have a value equal to the indemnification amount, where the value of the Earn-Out Shares shall be based upon the greater of the Agreed Value and the average of the VWAPs for the 20 Trading Days immediately prior to the date written notice of the applicable claim made under this Article VII is delivered to the Seller the amount of any such indemnity payment.

(c)  No Losses may be claimed under Section 7.2 or Section 7.3 by any Indemnifying Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.3.

(d)  Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)  IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION, OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.

(f)  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

7.5  Indemnification Procedures.

(a)  Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified

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Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are materially different from or additional to those available to the Indemnifying Party; or (B) there exists a legal conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from, or relating to such Third-Party Claim. The Seller and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)  Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, delayed or withheld), provided, however, that no prior written consent of the Indemnified party will be required if such settlement (A) fully releases the Indemnified Party from further liability or other consequences, and (B) involves only the payment of monetary damages for which the Indemnified Party is at the time entitled to indemnification for the full amount of Losses, and (C) the Indemnifying Party provides the Indemnified Party with evidence of the Indemnifying Party’s ability to pay such monetary damages. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the amount of the Loss that has been sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its

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Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6  Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds or forfeiture of shares of Purchaser Common Stock, as applicable. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed.

7.7  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8  Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Article VII shall limit any Person’s right to seek and obtain any amount of indemnification or equitable relief or to seek any other remedy on account of any Fraud, criminal activity, or willful misconduct by any party hereto.

Article VIII
MISCELLANEOUS

8.1  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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8.2  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Seller:	Old SAM Partners, LLC 1301 W. Copans Road, #C-6 Pompano Beach, Florida 33060 E-mail: jaynisberg@gmail.com Attn: Jay N. Nisberg, Manager
with a copy to:	Duane Morris LLP 1875 NW Corporate Boulevard Suite 300 Boca Raton, FL 33431 E-mail: DRUgarte@duanemorris.com Attention: Driscoll Ugarte
If to the Purchaser:	SteriLumen, Inc. c/o Applied UV, Inc. 8480 East Orchard Road, Suite 2400 Greenwood Village, Colorado 80111 E-mail: m.munn@sterilumen.com Attn: Max Munn

8.3  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.4  Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.5  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other

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Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.6  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.7  No Third-party Beneficiaries. Except as provided in Article III, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.8  Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.9  Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). The parties hereto hereby consent to the concurrent exclusive jurisdiction of the courts of the State of Delaware and the United States courts located in New Castle County, Delaware in connection with any suit, action, or proceeding arising out of or relating in any manner to this Agreement, and each of the Parties further irrevocably agrees to waive any objection to the venue of any such suit or proceeding in either court, or to in personam jurisdiction providing that service is effective. Each party acknowledges and agrees that any controversy which may arise under this Agreement or the other Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement, the other transaction documents or the transactions contemplated hereby or thereby. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.9.

8.10  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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8.11  Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

8.12  Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

STERILUMEN, INC.,

a New York corporation

By: /s/ Keyoumars Saeed

Name: Keyoumars Saeed

Title: Chief Executive Officer

PARENT

APPLIED UV, INC.,

a Delaware corporation

By: /s/ Max Munn

Name: Max Munn

Title: President

SELLER

OLD SAM PARTNERS, LLC (FKA

SCIENTIFIC AIR MANAGEMENT LLC),

a Florida limited liability company

By: /s/ Jay N. Nisberg

Name: Jay N. Nisberg

Title: Chief Executive Officer

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EXHIBIT A

LIST OF ACQUIRED ASSETS

(See attached.)

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EXHIBIT B

ALLOCATION SCHEDULE

(See attached.)

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EXHIBIT C

FORM OF BILL OF SALE

(See attached.)

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EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

(See attached.)

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EXHIBIT E

FORM OF LEONAGGEO EMPLOYMENT AGREEMENT

(See attached.)

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EXHIBIT F

FORM OF OCHOCKI INDEPENDENT CONTRACTOR AGREEMENT

(See attached.)

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EXHIBIT G

FORM OF NOBLES INDEPENDENT CONTRACTOR AGREEMENT

(See attached.)

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EXHIBIT H

FORM OF NISBERG INDEPENDENT CONTRACTOR AGREEMENT

(See attached.)

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EXHIBIT I

ASSIGNED CONTRACTS

(See attached.)

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EXHIBIT J

SELLER DESIGNEES

(See attached.)

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SCHEDULE 4.3

NO CONFLICTS; CONSENTS

(See attached.)

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SCHEDULE 4.4

FINANCIAL STATEMENTS

(See attached)

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SCHEDULE 4.6

UNDISCLOSED LIABILITIES

(See attached.)

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SCHEDULE 4.7

ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS

(See attached.)

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SCHEDULE 4.9

TITLE TO ACQUIRED ASSETS

(See attached.)

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SCHEDULE 4.9(D)

TITLE TO ACQUIRED ASSETS

(See attached.)

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SCHEDULE 4.11

INTELLECTUAL PROPERTY

(See attached.)

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SCHEDULE 4.12

INSURANCE

(See attached.)

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SCHEDULE 4.13

BUSINESS RELATIONSHIPS

(See attached.)

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SCHEDULE 4.16(B)

COMPLIANCE WITH LAWS; PERMITS

(See attached.)

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SCHEDULE 4.23

ACCOUNTS RECEIVABLE

(See attached.)